Exhibit 99.4

Consent of Person Named to Become Director

MacDonald, Dettwiler and Associates Ltd. (“MDA”) is filing a registration statement on Form F-4 (the “Registration Statement”) with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), in connection with the registration of the issuance of MDA common shares in connection with the consummation of that certain merger with DigitalGlobe, Inc. (“DigitalGlobe”) pursuant to that certain Agreement and Plan of Merger, dated February 24, 2017, by and between DigitalGlobe, MDA, SSL MDA Holdings, Inc. and Merlin Merger Sub, Inc. In connection therewith, I hereby consent, pursuant to Rule 438 of the U.S. Securities Act, to being named and described as a director nominee to the board of directors of MDA in the Registration Statement, as may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Howell M. Estes III
Howell M. Estes III

Dated: April 25, 2017